NEWS   from:

STEWART INFORMATION SERVICES CORPORATION P.O. Box 2029, Houston, Texas 77252-2029 www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Results of Operations for Third Quarter 2010

HOUSTON, October 28, 2010 — Stewart Information Services Corporation (NYSE-STC) reported a third quarter 2010 loss per diluted share of $0.17 compared to a loss of $1.30 per diluted share in the third quarter of 2009, an improvement of 87 percent over the prior year quarter.  Year-to-date the loss per diluted share was $1.23 in 2010 compared to a loss per diluted share of $4.51 in the first nine months of 2009, an improvement of 73 percent over the comparable 2009 period.

Our combined direct title operations and real estate information (REI) operations were profitable again for the quarter and are profitable year-to-date. Our employee and other operating costs continue to show significant  improvement, declining a combined 8.9 percent from the third quarter of 2009.  Title losses, although declining 29.6 percent for the third quarter of 2010 from the prior year third quarter, remain elevated as described more fully below. We generated operating cash flow of $8.7 million for the quarter ended September 30, 2010, doubling the prior year quarter’s $4.3 million.

	Third Quarter		Nine Months
	2010 (a)	2009 (b)	2010 (a)	2009 (b)

Total revenues	$430.1	$460.0	$1,222.9	$1,204.2
Pretax loss before noncontrolling interests	(1.3)	(21.6)	(13.0)	(72.0)
Income tax expense (c)	-	0.2	4.3	3.8
Net loss attributable to Stewart	(3.0)	(23.7)	(22.6)	(81.9)
Net loss per diluted share attributable to Stewart	(0.17)	(1.30)	(1.23)	(4.51)

(a)
The third quarter of 2010 includes a pretax charge of $4.9 million resulting from changes in the estimated legal costs for several existing large title claims that we are working to resolve.  The first nine months of 2010 include pretax gains of $6.3 million primarily relating to the monetization of internally developed software, $1.2 million relating to the buyout of a royalty agreement and $1.2 million on the sale of an interest in a subsidiary; a pretax credit of $2.3 million relating to a change in the estimate of a previously recorded reserve for a legal matter; and a $10.2 million pretax charge relating to adjustments to previously recorded large title losses.

(b)
The third quarter of 2009 includes pretax charges of $12.5 million relating to title loss reserve strengthening adjustments for prior policy years, $3.8 million relating to an increase in the 2009 title loss provision rate, $6.1 million relating to large title losses and $2.2 million relating to the impairment of other assets.  The first nine months of 2009 includes pretax charges of $31.7 million relating to title loss reserve strengthening adjustments for prior policy years and $27.2 million relating to several agency defalcations and large title losses offset by $10.5 million relating to recoveries of previously recognized title losses, credits of $5.9 million for the settlements of legal matters in the Company’s favor and a pretax charge of $11.1 million relating to the impairment of investment securities and other assets.

(c)
Income tax expense in 2010 and 2009 is related primarily to taxes in foreign jurisdictions for our international operations and on entities not included in our consolidated tax returns.  The Company did not recognize an income tax benefit during the first nine months of 2010 or 2009 relating to its pretax loss due to the recording of a valuation allowance against deferred tax assets.

Total revenues declined 6.5 percent in the third quarter of 2010 compared to the same period in 2009, and operating revenues decreased 6.9 percent.  Revenues from direct title operations decreased 8.4 percent in the third quarter of 2010 compared to the same period in the prior year. Although total orders closed for the quarter declined 15.5 percent, revenue per closing increased 3.2 percent to $1,845.  This increase in overall revenue per order is due to the current quarter's closings being less heavily weighted to refinancing transactions than in the prior year’s quarter. Revenues from agency operations decreased 7.9 percent in the third quarter of 2010 compared to the third quarter of 2009.  Our lender services operations in the REI segment reported an increase in revenues of 27.8 percent for the third quarter of 2010 compared to the third quarter of 2009, but down 26.2 percent sequentially from the second quarter of 2010.  Demand for loan modification services, a product introduced in the second quarter of 2009, retreated somewhat in the third quarter relative to the second quarter of 2010 as demand for this product is dependent on the number and scale of government programs and lender projects and can fluctuate significantly from quarter to quarter.

Year-to-date total revenues for 2010 increased 1.6 percent compared to the same period in 2009. Revenues from direct title operations decreased 8.0 percent, agency title revenues improved 4.3 percent and REI revenues increased 30.0 percent.

Third quarter title revenues were not impacted by the temporary suspension of foreclosures announced by certain lenders.  Although a disruption in the foreclosure process by lenders could negatively impact revenues and, ultimately, earnings in the short term, the anticipated volume of REO properties for sale indicates that a number of properties will soon be placed on the market.  Distressed properties (including REO and short sales) that will be marketed are generally offered at some discount and combined with historically low interest rates creates a positive environment for home sales.  Stewart Title Guaranty Company issued a bulletin to title agencies and its owned offices providing underwriting guidelines and standards to enable them to insure REO sale transactions.  The American Land Title Association has also completed work on a standardized agreement to be issued by lenders to title insurers to indemnify title insurers against acts of lenders in the foreclosure process.  Stewart stands ready to issue its title insurance to purchasers of foreclosed properties from institutional lenders representing that they have followed all applicable legal processes.

Commercial title revenues grew 26.4 percent in the third quarter of 2010 to $22.6 million compared to the same quarter in the prior year, and declined 1.9 percent from the second quarter of 2010. International operations remain profitable and are experiencing continued growth in total revenues and profits.

Agency retention was unchanged during the third quarter of 2010 relative to the second quarter at 83.2 percent of agency revenues, but increased 100 basis points from the third quarter of 2009.  We are making progress on increasing remittance rates in those states that have not met our profitability goals, and have targeted a 20 percent aggregate remittance rate within the next 12 months.

Employee costs totaled 26.7 percent of operating revenues for the third quarter of 2010, as compared to 27.4 percent in the third quarter of 2009.  We continued to lower headcount in the quarter, even while total orders opened increased 6.7 percent compared to the third quarter of 2009, including increased refinance orders.   Implementation of our enterprise resource planning system remains on schedule to be substantially complete by the end of 2010, which will result in further improvement  in operating and employee costs.

Other operating costs declined 8.0 percent compared to the third quarter of 2009. The third quarter of 2010 included approximately $3.5 million of accruals related to adjustments for several legal matters described in our filings with the Securities and Exchange Commission.

Title losses in the third quarter of 2010 were 9.6 percent of title revenues, declining from 12.6 percent in the third quarter of 2009, and slightly higher than the 9.3 percent recorded in the second quarter of 2010. Included in the current quarter’s title losses are accruals aggregating $4.9 million resulting from changes in the estimated legal costs for several existing large title claims that we are working to resolve. Included in the third quarter of 2009 were accruals totaling $18.6 million relating to a reserve strengthening charge and large title claims. Losses incurred on known claims year-to-date have decreased 14.6 percent compared to the prior year period. Nevertheless, cash claims payments remain elevated, and consequently we have maintained a relatively high provisioning rate for title losses. We have had no reserve strengthening charges for the last four quarters, and agency defalcation losses greater than $1 million have been  greatly reduced. Five such losses were reported in the last five quarters (averaging less than $1.5 million each), and none were reported in the current quarter. Previously canceled agents accounted for approximately 45 percent of cash claim payments in the third quarter of 2010.

"The comparatively high level of claims paid in the third quarter is based predominantly on claims recognized in prior quarters,  which in some cases called for increasing reserves due to additional legal expenses of discovery in the ongoing legal process," said Malcolm S. Morris, chairman and co-chief executive officer.  "The good news is that fewer new claims are being reported and claim amounts are smaller,” added Morris.

 “Over the past year we have transformed our title operations into a sales oriented organization yielding a growth in market share and a higher order count than we would otherwise enjoy,” said Stewart Morris, Jr., president and co-chief executive officer.  "Driven by record low interest rates, the increased level of refinance activity has stressed lender capacity resulting in lengthened closings times," added Morris. “We are proud of the financial performance of Stewart Lender Services as well as the cost cutting efforts throughout the entire company which have improved performance of the operations this year-to-date over last year.”

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges.  More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements.  These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarter reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended		Nine months ended
	September 30		September 30
	2010	2009	2010	2009
Revenues:
Title insurance:
Direct operations	161,949	176,795	462,654	502,915
Agency operations	242,938	263,822	675,962	648,015
Real estate information	19,673	15,394	57,874	44,532
Investment income	4,281	4,952	14,496	15,763
Investment and other gains (losses) – net	1,224	(972)	11,932	(7,013)
	430,065	459,991	1,222,918	1,204,212
Expenses:
Amounts retained by agencies	202,167	216,798	562,722	534,254
Employee costs	113,160	124,968	346,795	362,108
Other operating expenses	70,476	76,616	202,558	213,889
Title losses and related claims	39,050	55,462	102,836	141,325
Depreciation and amortization	5,132	6,962	16,744	21,823
Interest	1,355	756	4,307	2,847
	431,340	481,562	1,235,962	1,276,246

Loss before taxes and noncontrolling interests	(1,275)	(21,571)	(13,044)	(72,034)
Income tax (benefit) expense	(30)	249	4,294	3,786
Net loss	(1,245)	(21,820)	(17,338)	(75,820)
Less net earnings attributable to noncontrolling interests	1,783	1,876	5,225	6,121
Net loss attributable to Stewart	(3,028)	(23,696)	(22,563)	(81,941)

Net loss per diluted share attributable to Stewart	(0.17)	(1.30)	(1.23)	(4.51)
Average number of dilutive shares (000)	18,335	18,196	18,304	18,177

Segment information:
Title revenues	410,392	444,597	1,165,044	1,159,680
Title pretax loss before noncontrolling interests	(9,250)	(27,199)	(35,012)	(82,517)

REI revenues	19,673	15,394	57,874	44,532
REI pretax earnings before noncontrolling interests	7,975	5,628	21,968	10,483

Selected financial information:
Cash provided (used) by operations	8,717	4,349	14,360	(17,004)
Title loss payments - net of recoveries	44,934	38,732	119,699	110,190
Other comprehensive earnings	9,609	10,291	13,442	19,450

Number of title orders opened (000):
July	36.7	38.1
August	40.6	35.0
September	39.7	36.6
Quarter	117.0	109.7

Number of title orders closed (000): Quarter	74.8	88.5

	September 30	December 31
	2010	2009
Stockholders’ equity	449,539	462,066
Number of shares outstanding (000)	18,374	18,232
Book value per share	24.47	25.34

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	September 30	December 31
	2010	2009
Assets:
Cash and cash equivalents	125,969	97,971
Cash and cash equivalents – statutory reserve funds	10,576	18,129
Total cash and cash equivalents	136,545	116,100

Short-term investments	27,881	24,194
Investments – statutory reserve funds	406,197	386,235
Investments – other	47,919	79,969
Receivables – premiums from agencies	43,591	42,630
Receivables – other	60,817	103,153
Allowance for uncollectible amounts	(21,000)	(20,501)
Property and equipment	63,507	70,633
Title plants	77,401	78,421
Goodwill	206,861	212,763
Intangible assets	8,490	6,406
Other assets	71,763	67,150
Investments – pledged, at fair value	0	202,007

	1,129,972	1,369,160

Liabilities:
Notes payable	6,278	19,620
Convertible senior notes payable	64,294	64,163
Line of credit, secured by pledged investments	0	202,007
Accounts payable and accrued liabilities	99,599	101,881
Estimated title losses	487,543	503,475
Deferred income taxes	22,719	15,948

	680,433	907,094

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	143,310	145,530
Retained earnings	273,553	296,116
Accumulated other comprehensive earnings	24,402	10,960
Treasury stock	(4,330)	(4,330)
Stockholders’ equity attributable to Stewart	436,935	448,276
Noncontrolling interests	12,604	13,790
Total stockholders' equity	449,539	462,066

	1,129,972	1,369,160